Exhibit 99.2

Aspen Technology, Inc.

Operations Executives Plan

FY09

For

VIII.                      Purpose

The objective of the Operations Executives Plan (the “Plan”) is to help communicate business goals and to reward the Regional Operations and Global Executives for achieving those goals consistent with the short and long-term success of Aspen Technology, Inc. (the “Company”).

IX.                                Effective Date of Plan

The Plan is effective from July 1, 2008 to June 30, 2009 and supersedes all plans and terms previously in effect. All references in this Plan to fiscal year or fiscal quarters are for fiscal year FY09.

X.                                    Eligibility

In FY09 the Regional Operations Executives for each region, the SVP WW Sales Operations, the SVP WW Professional Services and VP, Pharmaceuticals are eligible to participate in this Plan. Eligibility for the Plan does not guarantee payment of an award.  Payment is dependent upon performance.  Further, eligibility does not guarantee continuation of employment.  If employment terminates prior to the payment date, the award is forfeited unless death, incapacity, or retirement (age 60 years or older) is the cause, in which case, the award would be prorated.

Participants in this Plan are ineligible to participate in other incentive or bonus plans, except as provided to all employees generally.

XI.                               Plan Structure

There are two elements to the Plan structure

A.           Bonus Element – equivalent to 25% of target bonus

- Corporate Operating Income*	20.0%
- CEO Assessment	5.0%

B.             Commission Element – equivalent to 75% of target bonus

- Regional Contribution Margin (Direct P&L)	60.0%
- Regional Operating Margin (Fully Loaded P&L)	15.0%

*Income/Loss from Operations less Restructuring Charges, extraordinary legal costs, and loss/gain on sales and disposals of assets

XII.         Bonus Plan Funding and calculation

A. The Bonus element of the plan begins funding upon achievement of 80% of the COI Target) for FY09. No payment will be made for performance below 80% of COI target. Payments will be made according to performance against target on a linear basis as highlighted in the table below:

		Goal Performance & Earned Bonus
Bonus Element	Employee Target Incentive	79% Achievement of Goal	80% Achievement of Goal	100% Achievement Of Goal	120% Achievement of Goal	150% Achievement of Goal
COI	20%	0%	50%	100%	110%	125%
CEO Assess	5%	0%	Discretionary	100%	Discretionary	Discretionary

B. The Commission element begins funding on a dollar for dollar basis against Regional Contribution Margin (Direct P&L) and the Regional Operating Margin (Fully Loaded P&L target). See Appendix A. Payments will be made according to performance on a linear basis as highlighted in the table below:

		Goal Performance & Earned Bonus
Commission Element	Target Incentive	10% Achievement of Annual Goal	50% Achievement of Annual Goal	100% Achievement of Annual Goal	120% Achievement of Annual Goal	150% Achievement of Annual Goal
Regional Contribution	60%	10%	50%	100%	120%	150%
Regional Operating	15%	10%	50%	100%	120%	150%

XIII.       Payment of Plan

The Bonus element of the plan will be measured and paid on an annual basis.

The Commission element will be measured and paid on a quarterly basis.

All payments under this Plan are subject to all applicable taxes and withholdings.

XIV.       Transition Issues and Guidelines for Special Circumstances

A Participant in the Plan must be actively employed by the Company on the day of the bonus payment except as noted below:

The following are the guidelines for various circumstances and the corresponding treatment of bonus payments:

Circumstance

Bonus Payment

•	Normal or early retirement (age 60 years or older)	•	Prorate bonus
•	Death or Disability	•	Prorate bonus
Voluntary termination (prior to end of the bonus measurement period)		•	No bonus paid
•	Involuntary termination not for cause (prior to the end of the bonus measurement period)	•	Possible Prorate bonus
•	Involuntary termination for cause (prior to the end of the bonus measurement)	•	No bonus paid
•	Promotion	•	Prorated based on time in position for each Plan

XV.                           Administration

Administration of this Plan will be the responsibility of the CEO or the Compensation Committee of the Board of Directors. Any interpretation of the terms, conditions, goals, or payments from this Plan required because of a dispute will be made solely by the CEO or the Compensation Committee of the Board of Directors after a full review of the facts, input from the affected parties, and with appreciation of the overall intent of the Plan and previous practices.

If any term or condition of this Plan is found to be in non-conformance with a given state or federal law (USA) or local legislation (International locations), that term or condition will be non-enforceable but will not negate other terms and conditions of the Plan.  However, Aspen Technology, Inc., will review and modify the overall Plan to conform to such law.

Eligibility and participation in this Plan in no way implies or reflects any guarantee or contract of employment, except as may be stipulated by applicable local law.  Aspen Technology, Inc., reserves the right to amend, modify, or terminate this Plan and the procedures set forth herein at any time.  Any change to the terms of the Plan will be made in writing by SVP of Human Resources to all Participants in as far in advance as possible of the effective date of such change, and will be subject to acceptance by the Participant.  No change shall be retroactive from the date such change is announced.

Appendix A

FY09 Performance Objectives

To Be Completed by Employee and Manager.  List your top 3-5 performance objectives for FY ‘09.

Employee’s Name:	Manager’s Name:	Organization:	Date Prepared:

FY09 Compensation	Base Salary: $	Bonus Target: $	OTE: $
Contribution Margin	Q1:	Q2:	Q3:	Q4:
Operating Margin	Q1:	Q2:	Q3:	Q4:

Performance Objective:	Measures: (Enter measures used to gauge progress).	Target: (Enter target for each measure).	Activity: (List necessary activities to achieve the Objective if applicable).	Status/Progress:

Employee Signature:	Date:

EVP Signature:	Date: